Exhibit 10.34
ENTEGRIS, INC.
Performance Share Unit Award Agreement
(2020 Stock Plan)
    Entegris, Inc. (the “Company”) may periodically make equity incentive awards consisting of performance share units with respect to the Company’s Common Stock, $0.01 par value (“Stock”), to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2020 Stock Plan (as amended from time to time, the “Plan”). Any key employee, non-employee director, consultant or advisor (a “Participant”) who receives a performance share unit award (the “Award”) is notified in writing or via email and the Award is credited to the Participant’s account and reflected under the Stock Plans section on Fidelity’s NetBenefits website. To accept the Award, click on the “Begin your grant acceptance now” link located in the New Grant Alert notification or scroll down to and expand the Stock Plans section; then click on “Begin Acceptance” and follow the prompts. To accept the Award, the Participant must agree to the Restrictive Covenant Agreement attached hereto as Exhibit A. By accepting the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:
Article I – PERFORMANCE SHARE UNIT AWARD
1.1.    Award Date. This Agreement shall take effect as of the date specified as the Award Date with respect to the Award in the Award summary provided to you online through the Portal (the “Award Date”).
1.2.    Performance Share Units Subject to Award. The Award consists of that number of performance share units (the “PSU”) with respect to the Stock that has been approved for the Award to Participant by the Administrator as the target number of PSUs (“Target PSUs”). The Target PSUs shall be subject to increase or decrease in accordance with Sections 1.3 and 1.4 below. Each PSU is equivalent to one share of the Stock (subject to adjustment under the Plan). The Participant’s rights to the PSU are subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.
1.3.    Earned Performance Share Units. The number of PSUs earned under this Agreement (the “Earned PSUs”) shall be equal to the Target PSUs multiplied by the TSR Performance Multiplier (as defined herein). The “TSR Performance Multiplier” will be determined by comparing the Company’s total stockholder return to the total stockholder return of each of the companies in the Comparator Peer Group (as set forth below) over the period commencing on January 1, 2024 and ending on December 31, 2026 (the “Performance Period”) to determine the Company’s TSR ranking against the Comparator Group. For purposes of computing total stockholder return: (i), any dividends paid by the Company or the companies in the Comparator Group shall be treated as having been reinvested at the closing price as of the ex-dividend date; and (ii) the beginning stock price will be the

ENTEGRIS PROPRIETARY AND CONFIDENTIAL – INTERNAL

average stock price over the 20 trading days ending on the last trading day immediately preceding the date on which the Performance Period begins and the ending stock price will be the average stock price over the 20 trading days ending on the last day of the Performance Period (adjusted, as applicable, for stock splits, reorganizations, recapitalizations, or similar corporate transactions during such period).
1.4.    Calculation of the TSR Performance Multiplier. The TSR Performance Multiplier will be calculated as set forth in the following table based upon the Company’s total stockholder return over the Performance Period when ranked against the total stockholder return over the Performance Period of each of the companies in the Comparator Peer Group:

Company TSR Percentile Rank	TSR Performance Multiplier
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
85th percentile or above	200%

If the Company’s total stockholder return percentile rank during the Performance Period is between the 25th and the 50th percentiles or between the 50th and the 85th percentiles, the TSR Performance Multiplier will be determined using straight line interpolation based on the actual percentile ranking.
As used herein, the “Comparator Peer Group” consists of those companies that are in the Philadelphia Semiconductor Index on the Award Date; provided that, except as provided below, the common stock (or similar equity security) of each such peer company is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period. In the event a member of the Comparator Peer Group files for bankruptcy or liquidates due to an insolvency or is delisted due to failure to meet the national securities exchange’s minimum market capitalization requirement, such company shall continue to be treated as a Comparator Peer Group member, and such company’s ending price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Performance Period (and if multiple members of the Comparator Peer Group file for bankruptcy or liquidate due to an insolvency or are delisted for such reason, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies, liquidations or delistings ranking lower than later bankruptcies, liquidations or delistings). In the event of a formation of a new parent company by a Comparator Peer Group member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Comparator Peer Group member or the assets and liabilities of such Comparator Peer Group member immediately prior to the transaction, such new parent company shall be substituted for the Comparator Peer Group member to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Comparator Peer Group member are not. In the event of a merger or other business combination of two Comparator Peer Group members (including, without limitation, the acquisition of one Comparator Peer Group member, or all or substantially all of its assets, by another Comparator Peer Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparator Peer Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period. With respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.
The Award shall be subject to limitation that, if the Company’s absolute total shareholder return is negative, then the maximum number of shares that may be earned is the Target PSUs.
1.5.    Vesting of PSUs. The term “vest” as used herein with respect to any PSU means the lapsing of the restrictions described herein with respect to such PSU. The Award shall not be vested as of the Award Date and shall be forfeitable by the Participant without consideration or compensation in accordance with Section 1.6 below unless and until otherwise vested pursuant to the terms of this Agreement. The Participant has no rights, partial or otherwise, in the Award and/or any Stock subject thereto unless and until the Award has been earned pursuant to Section 1.3 and vested pursuant to this Section 1.5 or vested pursuant to Section 1.7. A number of PSUs equal to the Earned PSUs will become vested (referred to as “Vested Units”) on the third anniversary of the Award Date (the “Maturity Date”), provided that the Participant remains continuously employed by the Company or an Affiliate through the Maturity Date. Each Vested Unit shall be settled by the delivery of one share of Stock (subject to adjustment under the Plan). Subject to Section 1.7 and Section 2.3 below, settlement will occur as soon as practicable following certification by the Administrator of the number of Earned PSUs and passage of the Maturity Date (or, if earlier, the date the Award becomes vested), but in no event later than the earlier of (i) 90 days following the Maturity Date (or such earlier date that the Award becomes vested), or (ii) March 15th of the year following the year in which the Award becomes vested. No fractional shares of Stock shall be issued pursuant to this Agreement.
1.6.    Forfeiture Risk. Subject to Section 1.7, if the Participant ceases to be employed or retained by the Company or an Affiliate for any reason, any then-outstanding PSU that is not a Vested Unit acquired by the Participant hereunder shall be automatically and immediately forfeited. The Participant hereby appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate the cancellation of a forfeited PSU.

1.7.    Early Vesting of PSUs. This Section sets forth the exclusive circumstances under which the Participant may become entitled to Vested Units even though he or she is not employed through the Maturity Date. The provisions of clauses (c) and (d) of this Section 1.7 shall govern the Award notwithstanding the provisions of any Executive Change In Control Termination Agreement (or similar agreement) that may exist between the Company or an Affiliate and the Participant.
(a) Death.    If the Participant’s employment, tenure or service, as applicable, terminates due to the death of the Participant and such death occurs (i) prior to the Maturity Date and also the date of a Change in Control, the Participant shall continue to be entitled to receive the Earned PSUs granted hereunder (without proration), to the extent earned as of the earlier of the Maturity Date and the date of a Change in Control, and any such Earned PSU shall be settled in accordance with Section 1.5 or (ii) prior to the Maturity Date but on or following the date of a Change in Control and such PSUs become Earned PSUs as of the date of a Change in Control as provided in clause (d) below and as calculated in accordance with clause (c) below, such Earned PSUs shall be Vested Units and shall be settled and delivered to the Participant as soon as practicable following the date of such death and, in any event, no later than thirty (30) days thereafter.
(b) Retirement.    If the Participant ceases to be an employee due to Retirement prior to the Maturity Date, then, subject to compliance with the Retirement Vesting Criteria, the Participant shall continue to be entitled to receive the Earned PSUs hereunder (without proration) to the extent earned as of the earlier of the Maturity Date and the date of a Change in Control, and shall be settled in accordance with Section 1.5 (to the extent such PSUs become Earned PSUs as of the Maturity Date) or clauses (c)-(d) below (to the extent such PSUs become Earned PSUs as of the date of a Change in Control), as applicable. Notwithstanding the foregoing, to the extent the PSU becomes an Earned PSU as of the date of a Change in Control, (i) the applicable level of performance shall be calculated in accordance with clause (c) below and (ii) such Earned PSU shall be subject to clauses (c) and (d) below.
(c) Change in Control – Award Not Assumed or Substituted. In the event of a Change in Control where the Award is not continued or assumed by a public company, the Earned PSU, to the extent earned pursuant to the next sentence, shall be fully vested immediately prior to the Change in Control and such Earned PSUs shall be Vested Units. The number of Earned PSUs at the time of a Change in Control shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date (as defined in Section 1.5), with the number of Earned PSUs determined as set forth in Section 1.4 above, based upon the Company’s total stockholder return and the total stockholder return of each of the companies in the Comparator Peer Group through the date of the Change in Control (and, with respect to the Company, instead of the 20-business day average, taking into account the consideration per share to be paid in the Change in Control transaction). Such Vested Units shall be settled and delivered to the participant as soon as practicable following the date of the Change in Control and, in any event, no later than thirty (30) days thereafter.

(d) Change in Control – Award Assumed or Substituted. In the event of a Change in Control where the Award is continued or assumed by a public company, then payment of the Earned PSUs calculated in accordance with clause (c) above, shall continue to be contingent on the Participant’s employment through the Maturity Date unless (x) there is a Qualifying Termination within two years following the Change in Control or (y) the Participant ceases to be an employee due to Retirement (subject to compliance with the Retirement Vesting Criteria).
If such a Qualifying Termination occurs, the restrictions on all unvested Earned PSUs shall immediately lapse and such unvested Earned PSUs shall be Vested Units and shall be settled and delivered to the Participant as soon as practicable following the date of the Qualifying Termination and, in any event, no later than thirty (30) days thereafter. Notwithstanding the foregoing, to the extent that such Earned PSUs are held by a Participant who is or may become eligible for Retirement prior to the Maturity Date, such Participant’s employment is terminated in accordance with this Section 1.7(d) and (i) such Change in Control constitutes a change in control event within the meaning of Section 409A of the Code, then such Earned PSUs shall be settled as soon as practicable following such termination, and in no event later than thirty (30) days thereafter or (ii) such Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such Earned PSUs shall continue to be settled on the Maturity Date or at such earlier time that does not result in such accelerated taxation and/or tax penalties.
Except as provided in the foregoing paragraph or in Section 1.7(a), if the Participant ceases to be an employee due to Retirement prior to the Maturity Date, then, subject to the Participant’s compliance with the Retirement Vesting Criteria through the Maturity Date, the restrictions on all unvested Earned PSUs shall immediately lapse as of the Maturity Date and such unvested Earned PSUs shall be Vested Units, and shall be settled and delivered to the Participant on the Maturity Date.
1.8.    Nontransferability of PSUs. The PSU acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.
1.9.    Dividends Equivalent Rights. The Participant shall not be entitled: (i) to receive any dividends or other distributions paid with respect to the Stock to which the PSU relates, or (ii) to vote any Stock with respect to which the PSU relates, unless and until, and only to the extent, the PSU becomes vested and the Participant becomes a stockholder of record with respect to such shares of Stock. Notwithstanding the foregoing, as of each date on which the Company pays an ordinary cash dividend to record owners of shares of Stock, the Participant’s account shall, as of each such dividend date, be credited with a cash amount (without interest) equal to the product of the total number of shares subject to the Target PSU immediately prior to such dividend date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such dividend date (such amount, the “Dividend Equivalent Amount”). The Dividend Equivalent Amount, which shall be adjusted to reflect the number of Earned PSUs, shall be subject to the same vesting conditions and settlement terms as the PSU shares to which they relate.
1.10.    Sale of Vested Shares. The Participant understands that Participant will be free to sell any Stock with respect to which the PSU relates once the PSU has vested and settled, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting of such PSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.
1.11.    Certain Tax Matters. The Participant expressly acknowledges that the award or vesting of the PSU acquired hereunder may give rise to income subject to withholding. The Participant expressly acknowledges and agrees that Participant’s rights hereunder are subject to Participant promptly paying to the Company all taxes required to be withheld in connection with such award, vesting, settlement and/or payment. Unless the Administrator determines otherwise, such payment of Participant’s withholding tax obligations shall be made through net share settlement procedures whereby that number of the vesting shares needed to cover the withholding tax obligation (calculated using the Fair Market Value of the Company’s stock on the date of vesting) shall be cancelled to fund the Company’s payment of the withholding tax obligation and the net shares remaining after such cancellation shall be credited to Participant’s account.
1.12    Equitable Adjustments. The Award is subject to adjustment pursuant to Section 15.1 of the Plan.
Article II – GENERAL PROVISIONS
2.1.    Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The following terms shall have the indicated meanings:
“Cause” means (a) “Cause” as defined in any individual agreement to which the Participant and the Company or an Affiliate are parties or (b) if there is no such agreement or if it does not define Cause, the Company's termination of the Participant’s employment with the Company or any Affiliate following the occurrence of any one or more of the following: (i) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) the Participant’s willful and continual failure to substantially perform the Participant’s duties after written notification by the Company; (iii) the Participant’s willful engagement in conduct that is materially injurious to the Company or an Affiliate monetarily or otherwise; (iv) the Participant’s commission of an act of gross misconduct in connection with the performance of the Participant’s duties; (v) the Participant’s material breach of any employment, confidentiality, or other similar agreement between the Company or an Affiliate and the Participant; or (vi) prior to a Change in Control, such other events as shall be determined by the Administrator.
“Retirement” means Participant’s employment, tenure or service, as applicable, with the Company and its Affiliates is terminated after (x) Participant has provided at least five (5)

years of consecutive years of service with the Company or an Affiliate thereof, (y) Participant is at least fifty-five (55) years old as of the date of Retirement, and (z) Participant’s age plus complete years of service with the Company or an Affiliate thereof as of Participant’s date of termination equals at least seventy (70).
“Retirement Vesting Criteria” means that Participant (x) provides six (6) months’ advance written notice to the Company of Participant’s Retirement (which notice may be waived at the discretion of the Administrator), (y) executes a release of claims in favor of the Company in a form satisfactory to the Company and such release becomes effective within sixty (60) days following the date of termination due to Retirement (which release may be waived at the direction of the Administrator), and (z) continues to comply with and does not violate the terms of the Restrictive Covenant Agreement attached hereto as Exhibit A through the Maturity Date. Determination as to whether Participant complies with and has not violated the terms of the Restrictive Covenant Agreement will be made in good faith by the Company.
“Qualifying Termination” means the termination of a Participant’s employment with the Company or an Affiliate (a) by the Company for any reason other than Cause, death, or total and permanent disability (as that term is defined in the Company’s disability insurance policy in effect on the Award Date); or (b) by the Participant because of the occurrence, without the Participant’s consent, of (i) a material reduction in the position, duties, or responsibilities of the Participant from those in effect immediately prior to such change; (ii) a reduction in the Participant’s base salary; (iii) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (iv) a material breach by the Company or an Affiliate of any employment agreement with the Participant. In order to invoke a termination of employment pursuant to clause (b) of this definition, Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition(s). In the event that the Company fails to remedy the condition(s) covered by clause (b) of this definition during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination of employment to constitute a Qualifying Termination.
2.2.    No Understandings as to Employment etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain the Participant for any period or with respect to the terms of the Participant’s employment or to give rise to any right to remain in the service of the Company or any Affiliate, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.3.    Compliance with Section 409A of the Code. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to remain exempt from or comply with the requirements of Section 409A of the Code and to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company, an Affiliate, or a subsidiary have any liability under the Plan or this Agreement for any taxes, penalties, or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties, or interest imposed under Section 409A of the Code. In the event that it is determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that the Participant is entitled to receive under the terms of this Agreement are deferred compensation subject to tax under the Deferred Compensation Tax Rules, (i) the Participant shall not be considered to have terminated employment for purposes hereof until the Participant would be considered to have incurred a “separation from service” within the meaning of the Deferred Compensation Tax Rules and (ii) the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Participant incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Participant is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), shall, in the event the benefit to be provided is due to the Participant’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its subsidiaries, be the first day following the six-month period beginning on the date of such separation from service. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of the Deferred Compensation Tax Rules, and any payments described in this Agreement that are due within the “short term deferral period” as defined in the Deferred Compensation Tax Rules shall not be treated as deferred compensation unless applicable law requires otherwise.
2.4.    Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning the Participant. Such data and information includes, but is not limited to, the information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country in which Participant works, is employed or provides services and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the

Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.
2.5.    Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company or an Affiliate, then any such term or provision shall be null, void and of no effect.
2.6.    Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Participant’s rights under this Agreement shall be subject to the written consent of the Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
2.7.    Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an executive officer of the Company may suspend Participant’s rights under the Award, including the vesting of the Award and the settlement of vested PSUs, subject to the Administrator’s final decision regarding termination of the Award. No rights under the Award may be exercised during such suspension or after such termination.
2.8.    Disputes.
(a)    Participants Located Outside of the United States. If the Participant is located outside of the United States, the Administrator or its delegate shall finally and conclusively determine any disagreement concerning the Award.
(b)    Participants Located in the United States. If the Participant is located in the United States, the Participant agrees to be bound by the Arbitration Agreement attached hereto as Exhibit B.
(c)    Release. The Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Participant’s participation in the Plan and therefore grants a full and broad release to the Company with respect to any claim that may arise under the Plan.

2.9.    Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
2.10.    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
2.11.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof; provided, however, that to the extent that the Participant has entered into an employment agreement, severance agreement or change in control termination agreement with the Company that provides for vesting terms that are more favorable than the vesting terms set forth in this Agreement or the Plan, such more favorable vesting terms shall apply.
2.12    Claw Back Policy. This grant is subject to the terms of the Company’s Claw Back Policy, as it may be amended, modified, superseded or replaced from time to time.
2.13    Governing Law and Venue. This Agreement and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the PSU or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
2.14 Compliance with Law. Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to permit the vesting of the Award and/or deliver any shares of Stock prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities, exchange control or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.

Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock subject to this Award. Further, Participant agrees that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock subject to this Award.
2.15 Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited Participant’s country, the Service Provider’s country and the country or country in which the shares of Stock are or may be listed, which may affect his or her ability, directly or indirectly, to acquire, sell or attempt to sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., PSUs), under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by laws in the applicable jurisdiction(s)). Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and Participant should consult with his or her personal legal advisor on this matter.
2.16 Exchange Control, Foreign Asset/Account and/or Tax Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she may be subject to tax payment and/or reporting obligations as the result of participating in the Plan and/or the sale of shares of Stock acquired under the Plan. Participant further acknowledges that it is his or her responsibility to comply with such requirements and that Participant should speak with his or her personal tax, legal and financial advisors on this matter.
2.17 Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.

2.18 Language. Participant acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
2.19 Appendix. Notwithstanding any provisions in this Global PSU Award Agreement, the PSUs shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
2.20 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on the shares of Stock acquired upon settlement of the PSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.